EX 99.1

NEWS BULLETIN DDi Corp.

1220 Simon Circle

Anaheim, CA 92806

NASDAQ: DDIC

For Further Information:

Mikel H. Williams Sally Goff Kathleen Buczko

Chief Executive Officer Chief Financial Officer NMC Partners

(714) 688-7200 (714) 688-7200 Investor/Analyst Information

(562) 366-1552

DDi Corp. Announces Estimated Second Quarter 2007 Results

ANAHEIM, Calif., June 25, 2007 - DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced PCB engineering and manufacturing services, today reported estimated financial results for its second quarter ending June 30, 2007.

Second Quarter Estimated Results

The Company is estimating second quarter 2007 net sales in the range of $48 million to $49 million, a sequential increase of 11 percent to 13 percent over the first quarter's net sales. Gross margin is estimated to be in the range of 21 percent to 23 percent, an improvement over the first quarter's gross margin of 18.4 percent. Adjusted EBITDA is expected to be in the range of $6 million to $7 million, as compared to $4 million in the first quarter, with a corresponding improvement in operating income. The Company's adjusted EBITDA estimate excludes the impact of non-cash compensation, restructuring related charges, and foreign currency gains or losses. The Company expects to generate positive net income and earnings per share for the second quarter.

Mikel Williams, Chief Executive Officer of DDi Corp., stated, "I am very pleased with our performance and the sequential growth over the first quarter's results. We have seen growing customer interest in DDi's capabilities as reflected by an increase in order intake and facility qualifications. We continue to strengthen our sales resources by adding proven PCB sales talent to our direct sales team and through our rep firm relationships. I am also very pleased with our manufacturing performance as well as improved factory loading and cost management. I believe the quarter's improved operating margins reflect the operating leverage inherent in our business model and we are focused on driving this leverage going forward."

About DDi

DDi is a leading provider of time-critical, technologically-advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes 'adjusted EBITDA', a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measure, provides useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, non-cash compensation, restructuring related charges, and foreign currency gains or losses) is an important measure of the Company's business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company's industry. It is also used by the Company's lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company's definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company is not able to provide a reconciliation of projected adjusted EBITDA to expected reported net income due to its inability to forecast the impact, timing and potential significance of foreign currency fluctuations and income taxes, and charges associated with future transactions.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company's assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" or similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, DDi's ability to extend its presence in other markets which it believes are less vulnerable to other manufacturers. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that the Company's projections will be achieved. In addition to other factors and matters discussed from time to time in the Company's filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; the Company's ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company's cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.